Maine & Maritimes Corporation Announces Director and Officer Elections

PRESQUE ISLE, ME -- 05/11/2007 -- Maine & Maritimes Corporation (the "Company" or "MAM") (AMEX: MAM) reported that during the Company's Annual Organization Meeting held on May 8, 2007, the shareholders of Maine & Maritimes Corporation elected the following Class II Directors for terms expiring in 2010: Richard G. Daigle, David N. Felch, and Brian N. Hamel. Shareholders also approved the ratification of the selection of Vitale, Caturano & Company as the Company's Independent Auditors for 2007.

After receiving the report and recommendations of the Maine & Maritimes Corporation Corporate Governance committee, also on May 8, 2007, the Board of Directors elected the following officers to serve until the next annual election of officers and until their successors have been duly chosen and qualified, or until his/her earlier resignation or removal from office in the manner provided by law:

Maine & Maritimes Corporation

Richard G. Daigle, Chairperson of the Board of Directors; Nathan L. Grass, Vice Chairperson of the Board of Directors; Brent M. Boyles, President and Chief Executive Officer; Michael I. Williams, Senior Vice President, Chief Financial Officer, and Assistant Secretary; Annette N. Arribas, Vice President, Investor Relations, Corporate Compliance, and Treasurer; Randi J. Arthurs, Vice President, Controller; Mark M. Hovey, Vice President, Human Resources and Organizational Development; Michael A. Eaton, Vice President, Information and Technology Management; and Patrick C. Cannon, Vice President, General Counsel, Secretary and Clerk.

Maine Public Service Company, a Maine & Maritimes Corporation Subsidiary

Richard G. Daigle, Chairperson of the Board of Directors; Nathan L. Grass, Vice Chairperson of the Board of Directors; Brent M. Boyles, President and Chief Executive Officer; Michael I. Williams, Senior Vice President, Chief Financial Officer; Annette N. Arribas, Vice President, Treasurer; Randi J. Arthurs, Vice President, Controller; Mark M. Hovey, Vice President, Human Resources and Organizational Development; Patrick C. Cannon, Vice President, General Counsel, Secretary and Clerk.

About Maine & Maritimes Corporation

Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 35,000 electricity customers in northern Maine. MAM is also the parent company for subsidiaries involved in unregulated operations such as engineering and real estate. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-G = General Releases

For More Information Contact:
Annette N. Arribas, CTP, CCEP
VP, Investor Relations, Corporate Compliance and Treasurer
Tel: 207.760.2402
Toll-free in US and Canada: 877.272.1523
Email: aarribas@maineandmaritimes.com